Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Magyar Bancorp, Inc. on Form S-8 (333- 128392) of our report dated June 26, 2018 relating to the financial statements of the Magyar Bank 401 (k) Profit Sharing Plan as of and for the year ended December 31, 2017, which appears in this Form 11-K.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
June 26, 2019